SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC  20549

                                      ---------

                                     SCHEDULE 13G
                                    (Rule 13d-102)

                  INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                        UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. ________)

                          Transderm Laboratories Corporation
                                  (Name of Issuer)


                           Common Stock, Par Value $.001
                           (Title of Class of Securities)

                                   893636 10 0
                                 (CUSIP Number)
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1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Health-Chem Corporation
       13-2682801

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a) [x]
            (b)

3.     SEC USE ONLY

4.     CITIZENSHIP OF PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

       5.     SOLE VOTING POWER

              36,000,000

       6.     SHARED VOTING POWER

              0

       7.     SOLE DISPOSITIVE POWER

              36,000,000

       8.     SHARED DISPOSITIVE POWER

              0

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       36,000,000

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [    ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       90%

12.    TYPE OF REPORTING PERSON

       CO
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1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       HS Protective Fabrics Corporation
       22-1857056

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a) [x]
            (b)

3.     SEC USE ONLY

4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

       5.  SOLE VOTING POWER

           36,000,000

       6.  SHARED VOTING POWER

           0

       7.  SOLE DISPOSITIVE POWER

           36,000,000

       8.  SHARED DISPOSITIVE POWER

           0

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       36,000,000

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [    ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       90%

12.    TYPE OF REPORTING PERSON

       CO
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1.     NAME OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Herculite Products, Inc.
       22-1664108

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            (a) [x]
            (b)

3.     SEC USE ONLY

4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

       5.  SOLE VOTING POWER

           36,000,000

       6.  SHARED VOTING POWER

           0

       7.  SOLE DISPOSITIVE POWER

           36,000,000

       8.  SHARED DISPOSITIVE POWER

           0

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       36,000,000

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       [    ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       90%

12.    TYPE OF REPORTING PERSON

       CO
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ITEM 1(A).     NAME OF ISSUER:

               Transderm Laboratories Corporation

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1212 Avenue of the Americas
               New York, New York 10036

ITEM 2(A).     NAME OF PERSON FILING:

               Health-Chem Corporation; HS Protective Fabrics Corporation; and Herculite Products, Inc.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               1212 Avenue of the Americas
               New York, New York 10036

ITEM 2(C).     CITIZENSHIP:

               Delaware, Delaware and New York, respectively.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Common Stock, Par Value $.001

ITEM 2(E).     CUSIP NUMBER:

               The CUSIP Number for the Common Stock is 893636 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable.

ITEM 4.        OWNERSHIP.

               Health-Chem Corporation, a Delaware corporation, owns all of the issued and outstanding shares of H.S. Protective Fabrics Corporation, which owns all of the issued and outstanding Shares of Herculite Products, Inc., which owns directly the shares identified below.

               (a)     Amount Beneficially Owned:

                       36,000,000

               (b)     Percent of Class:

                       90%

               (c)     Number of Shares as to which such person has:

                       (i)     Sole power to vote or direct the vote:
                               36,000,000

                       (ii)    Shared power to vote or direct the vote: 0

                       (iii) Sole power to dispose or to direct the disposition of:
                               36,000,000

                       (iv) Shared power to dispose or to direct the disposition of: 0
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ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

ITEM 10.    CERTIFICATION.

            Not Applicable.

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                                        SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          HEALTH-CHEM CORPORATION

                                          Date:  February 14, 1997


                                          /s/ BRUCE M. SCHLOSS
                                          --------------------------------
                                          Bruce M. Schloss, Vice President,
                                          Secretary and General Counsel



                                          HS PROTECTIVE FABRICS CORPORATION

                                          Date:  February 14, 1997


                                          /s/ BRUCE M. SCHLOSS
                                          ---------------------------------
                                          Bruce M. Schloss, Vice President,
                                          Secretary and General Counsel



                                          HERCULITE PRODUCTS, INC.

                                          Date:  February 14, 1997


                                          /s/ BRUCE M. SCHLOSS
                                          --------------------------------
                                          Bruce M. Schloss, Vice President,
                                          Secretary and General Counsel